Exhibit 23.2

KPMG (Firm No. AF 0758)	Telephone	+60 (4) 227 2288
Chartered Accountants	Fax	+60 (4) 227 1888
1st Floor, Wisma Penang Garden	Internet	www.kpmg.com.my
42, Jalan Sultan Ahmad Shah
10050 Penang, Malaysia
CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
Smart Modular Technologies Sdn. Bhd.
We consent to the incorporation by reference in the registration statement on Form S-8 of Smart Modular Technologies (WWH), Inc. to be filed on February 8, 2006, of our report dated October 18, 2005 with respect to the balance sheets of Smart Modular Technologies Sdn. Bhd. as of August 31, 2005 and 2004 and the related income statements, statements of changes in shareholders’ equity and cash flows for each of the years in the three-year period ended August 31, 2005, which report appears in the prospectus filed pursuant to Rule 424 of the Securities Act of 1933, dated February 2, 2006 and filed on February 3, 2006.

KPMG
Firm Number: AF 0758
Chartered Accountants
Malaysia,
February 8, 2006